Exhibit 99.1


FOR IMMEDIATE RELEASE
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        COMMSCOPE PROVIDES UPDATED OUTLOOK FOR FIRST QUARTER RESULTS
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HICKORY, NC -- (MARCH 7, 2001) CommScope, Inc. (NYSE: CTV) announced today that as a result of weakness in first-quarter order input, the Company now expects to achieve sales of approximately $205-$210 million during the first quarter of 2001, compared to $202 million in first quarter 2000. The Company also indicated that based on current information it expects first quarter 2001 earnings to be in the range of $0.27-$0.30 per diluted share, compared to $0.32 per diluted share in the first quarter of 2000.

CommScope believes that the challenging economic environment continues to affect worldwide telecommunications capital spending for both wired and wireless communications networks. The Company continues to implement cost control measures in response to this environment.

"Despite difficult current market conditions and uncertainty for the remainder of 2001, we remain confident about our long-term prospects for digital broadband cable," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "We have not fundamentally changed our long-term, strategic plans to expand our worldwide capabilities."

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

      Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to sales and earnings expectations, expected demand, capacity expansion, relative market position and outlook. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, excess capacity, changes in cost and availability of key raw materials, successful implementation of the bi-metals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. The cautionary statements contained in Exhibit 99 to CommScope's Form 10-Q for the period ended September 30, 2000 are incorporated herein by reference. In providing forward looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACTS:

PHIL ARMSTRONG                      BETSY LAMBERT, APR
INVESTOR RELATIONS                  MEDIA RELATIONS
(828) 323-4848                      (828) 323-4873

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